SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 19, 2009
Date of Report (Date of earliest event reported)

GUINNESS EXPLORATION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-139683
(Commission File Number)

98-0465540
 (IRS Employer Identification Number)

1312 North Monroe Street
Spokane, Washington 99201
(Address of principal executive offices)

509.252.9157
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.01 – Changes in Control of Registrant

On October 19, 2009, Mr. Michael Juhasz and Mr. Alastair Brown entered an agreement which effected a change in control of the Guinness Exploration, Inc. (the “Company”). Under this agreement, Mr. Kello sold his entire position of 39,000,000 common shares in Company (the “Shares”) to Mr. Juhasz for $40,000 plus $87,952 for the assumption of Mr. Juhasz’s shareholder loans to the Company, including accrued interest. The Shares represent 54.3% of the total outstanding common stock of the Company. Mr. Brown funded both parts of the transaction from his personal resources.

There was no additional consideration or financial statements or other reportable out of pocket expenses associated with this transaction. No assets or properties have been acquired nor is there any agreement for further consideration associated with the transaction.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 19, 2009, Mr. Michael Juhasz resigned his positions as Chair, Director, President and CEO, Chief Financial Officer, and Principal Accounting Officer of the Company for personal reasons and there was no disagreement with the Company relating to its operations, policies or practices. A copy of this report has been sent to Mr. Juhasz by the Company. Mr. Juhasz has not provided, and has indicated to the Company that he does not plan to provide, any correspondence regarding this filing to the Company in respect of his resignation from these positions.

Mr. Juhasz also affirmed to the Company that he would remain in his position of Secretary and Treasurer and would accept the new role of Vice President.

Effective October 19, 2009, Mr. Alastair Brown was appointed to the positions of Chair, Director, President and CEO, Chief Financial Officer, and Principal Accounting Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUINNESS EXPLORATION, INC.

/s/ Alastair Brown
Alastair Brown,
Chair & Chief Executive Officer
Dated:  October 19, 2009